UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2024

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Ontario	001-36532	98-1220792
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

243 Tresser Blvd, 17th Floor
 Stamford, Connecticut, United States 06901
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (647) 952 5049

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares	ANY	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Chief Executive Officer Employment Agreement

On March 18, 2024, Sphere 3D Corp. (the "Company") amended Patricia Trompeter's employment agreement dated January 15, 2024 (the "Employment Agreement") to reduce Ms. Trompeter's base salary from $450,000 to $350,000 with the balance to be accrued and payable upon written request of Ms. Trompeter (the "Amendment").

On March 27, 2024, the Company amended Ms. Trompeter’s Employment Agreement to change the definition of Change of Control in order to clarify that determinations regarding whether a Change of Control has occurred are calculated on an as-converted basis, regardless of any restrictions on conversion (the “Second Amendment”).

Chief Financial Officer Employment Agreement

On March 27, 2024, the Company entered into a new employment agreement with Kurt Kalbfleisch (the "New Employment Agreement"), which replaces his employment agreement dated June 20, 2022. Under the New Employment Agreement, the Company will pay Mr. Kalbfleisch an annual base salary of $320,000.  At the discretion of the Company's Chief Executive Officer, Mr. Kalbfleisch will be eligible to receive an annual discretionary bonus up to 75% of his base salary and additional restricted stock units based upon the achievement of certain performance and financial thresholds to be determined by the Company's Chief Executive Officer and approved by the board of directors. Mr. Kalbfleisch is also entitled to health insurance benefits and to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans that we may from time to time have in effect for any of our executive management employees.

All compensation and unvested benefits payable under the New Employment Agreement shall terminate on the date of the termination of Mr. Kalbfleisch's employment, unless Mr. Kalbfleisch's employment is terminated by us without cause or by Mr. Kalbfleisch for good reason, each as defined in the New Employment Agreement, or as a result of a material breach by us of any of our obligations under the New Employment Agreement or any other agreement to which the Company and Mr. Kalbfleisch are parties, in which case Mr. Kalbfleisch shall be entitled to (i) continued payment of his base salary at the rate and schedule then in effect for a period of 18 months after the date of termination;  (ii) 50% of his target bonus for a period of 18 months; (iii) continued health and life insurance benefits ("Benefits") for eight months after the date of termination, with an additional month of Benefits to be added for every completed year of service as Chief Financial Officer or if no Company health insurance plan exists, continuation of reimbursement of Mr. Kalbfleisch's costs for the Benefits for a period of eight months, subject to a maximum reimbursement to Mr. Kalbfleisch of $25,000; and (iv) the immediate vesting of any outstanding unvested stock options or stock awards.

Upon the occurrence of a Change of Control (as defined in the New Employment Agreement) that results in Mr. Kalbfleisch's termination, Mr. Kalbfleisch shall help transition his duties for a three-month period following his termination date if requested by the Company.

Under the New Employment Agreement, on March 27, 2024, Mr. Kalbfleisch received 125,000 restricted stock units, valued at $170,000 based upon the common share price on the date of grant of $1.36, 25% of which vested on March 27, 2024, and the remaining which vest in equal quarterly installments beginning June 30, 2024 and ending January 31, 2026. Mr. Kalbfleisch has deferred the vesting of the first tranche of restricted stock units.

The above descriptions of the Amendment,  the Second Amendment, and the New Employment Agreement are not complete and are subject to, and qualified in their entirety,  by the full text of the Amendment,  the Second Amendment, and the New Employment Agreement copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3  to this Current Report on Form 8-K and the contents of which are incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information included in Item 1.02 of this Current Report on Form 8-K is incorporated by reference in this Item 5.02.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

10.1	Amending Agreement dated March 18, 2024 between the Company and Patricia Trompeter.
10.2	Second Amending Agreement dated March 27, 2024 between the Company and Patricia Trompeter.
10.3	Employment Agreement between the Company and Kurt Kalbfleisch, dated March 27, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 29, 2024

SPHERE 3D CORP.

By:	/s/ Patricia Trompeter
Patricia Trompeter
Chief Executive Officer